CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 12, 2006 on the financial statements and financial highlights of Pacific Income Advisors (“PIA”) Short-Term Government Securities Fund, PIA Total Return Fund, and PIA BBB Bond Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the November 30, 2005 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2006